PROS Holdings, Inc.
NOTICE OF GRANT OF MARKET STOCK UNITS
(U.S. Participants)

PROS Holdings, Inc., a Delaware corporation (the “Company”), pursuant to its 2017 Equity Incentive Plan (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award (the “Award”) of Market Stock Units (the “Units”), each of which is a right to receive on the Settlement Date the value of one (1) share of Stock, on the terms and conditions set forth herein and in the Market Stock Units Award Agreement attached hereto (the “Award Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Award Agreement. The Award is intended to provide for nonqualified deferred compensation that complies with all requirements of Section 409A of the Internal Revenue Code (“Section 409A”) necessary to avoid tax penalties under Section 409A.

Participant:	_____________________________________________________
Grant Date:	_________________
Target Number of Units:	, subject to adjustment as provided by the Award Agreement.
Maximum Number of Units:	, which is 200% of the Target Number of Units, subject to adjustment as provided by the Award Agreement.
Performance Period:	Beginning ________ and ending _____________, subject to Section 9 of the Award Agreement.
Performance Measure:	The difference, measured in percentage points, for the Performance Period between the Company Total Stockholder Return and the Benchmark Index Total Return, both determined in accordance with Section 3 of the Award Agreement.
Benchmark Index:	The Russell 2000 Index (Bloomberg Symbol RTY)
Earned Units:
The number of Earned Units, if any (not to exceed the Maximum Number of Units), shall equal the product of (i) the Target Number of Units and (ii) the Relative Return Factor, as illustrated by Appendix A.

Relative Return Factor:
A percentage (rounded to the nearest 1/10th of 1% and not greater than 200% or less than 0%) equal to the sum of 87.5% plus the product of 2.5 multiplied by the difference (whether positive or negative) equal to (i) the Company Total Stockholder Return minus (ii) the Benchmark Index Total Return, as illustrated by Appendix A.

Settlement Date:	____________, subject to the terms of the Award Agreement.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Plan and the Award Agreement, both of which are incorporated herein by reference. The Participant acknowledges that copies of the Plan, the Award Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice. The Participant represents that the Participant has read and is familiar with the provisions of the Plan and the Award Agreement, and hereby accepts the Award subject to all of its terms and conditions. The Participant accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or relating to the Units.

PROS HOLDINGS, INC.		PARTICIPANT
By:	_________________________	By:	_____________________________
Name:	_________________________	Print Name:	_____________________________
Title:	_________________________
Address:	3200 Kirby Drive Suite 600	Address:	_____________________________
	Houston, TX 77098		_____________________________

ATTACHMENTS: PROS Holdings, Inc. 2017 Equity Incentive Plan, as amended to the Grant Date; Market Stock Units Award Agreement. The prospectus for the Plan prepared in connection with the registration with the Securities and Exchange Commission (“SEC”) of the shares issuable pursuant to the Award is available on the SEC website at www.sec.gov.

MSU Form

APPENDIX A

ILLUSTRATION OF RELATIVE RETURN FACTOR AND RESULTING NUMBER OF EARNED UNITS

Percentage Point Difference of Company Total Stockholder Return Over/Under Benchmark Index Total Return	Relative Return Factor	Earned Units (Per 1,000 Target Units)
100	200.0%	2,000
95	200.0%	2,000
90	200.0%	2,000
85	200.0%	2,000
80	200.0%	2,000
75	200.0%	2,000
70	200.0%	2,000
65	200.0%	2,000
60	200.0%	2,000
55	200.0%	2,000
50	200.0%	2,000
45	200.0%	2,000
40	187.5%	1,875
35	175.0%	1,750
30	162.5%	1,625
25	150.0%	1,500
20	137.5%	1,375
15	125.0%	1,250
10	112.5%	1,125
9	110.0%	1,100
8	107.5%	1,075
7	105.0%	1,050
6	102.5%	1,025
5	100.0%	1,000
4	97.5%	975
3	95.0%	950
2	92.5%	925
1	90.0%	900
0	87.5%	875
-5	75.0%	750
-10	62.5%	625
-15	50.0%	500
-20	37.5%	375
-25	25.0%	250
-30	12.5%	125
-35	0.0%	0
-40	0.0%	0
-45	0.0%	0
-50	0.0%	0
-55	0.0%	0
-60	0.0%	0
-65	0.0%	0
-70	0.0%	0
-75	0.0%	0
-80	0.0%	0
-85	0.0%	0
-90	0.0%	0
-95	0.0%	0
-100	0.0%	0

MSU Form

APPENDIX A CONTINUED

ILLUSTRATIONS OF CALCULATION OF EARNED UNITS
PER 1,000 TARGET UNITS

Company Total Stockholder Return Exceeds Benchmark Index Total Return

Assumptions:

PRO:
Average Per Share Closing Price (beginning)		$15.50
Average Per Share Closing Price (ending)		$20.50

Russell 2000 Index:
Average Closing Index Value (beginning)		718.26
Average Closing Index Value (ending)		900.00

Computations:

Company Total Stockholder Return	((20.50 / 15.50) - 1) x 100	32.26%

Benchmark Index Total Return	((900.00 / 718.26) - 1) x 100	25.30%

Relative Return Factor	87.5 + (2.5 x (32.26 – 25.30))	104.9%

Earned Units	1,000 x 104.9%	1,049

Company Total Stockholder Return Is Less Than Benchmark Index Total Return

Assumptions:

PRO:
Average Per Share Closing Price (beginning)		$15.50
Average Per Share Closing Price (ending)		$18.76

Russell 2000 Index:
Average Closing Index Value (beginning)		718.26
Average Closing Index Value (ending)		900.00

Computations:

Company Total Stockholder Return	((18.76 / 15.50) - 1) x 100	21.03%

Benchmark Index Total Return	((900.00 / 718.26) - 1) x 100	25.30%

Relative Return Factor	87.5 + (2.5 x (21.03 – 25.30)	76.8%

Earned Units	1,000 x 76.8%	768

APPENDIX B

ILLUSTRATION OF ADJUSTMENT TO AVERAGE PER SHARE CLOSING PRICE
TO REFLECT ASSUMED REINVESTMENT OF CASH DIVIDENDS AND DISTRIBUTIONS

1.    Assumptions:
•For the purposes of this illustration only, the averaging periods for determination of the Average Per Share Closing Price and the Average Closing Index Value are assumed to be the 10-day periods ending on the first day of the Performance Period and the last day of the Performance Period.
•The Company declares and pays a quarterly cash dividend of $0.20 per share throughout all periods relevant to this illustration, with ex-dividend dates occurring each year on or about March 28, June 28, September 28 and December 28.
•On the ex-dividend date, the dividend paid is reinvested to purchase an additional fractional share.
•The Performance Period begins on January 1, 2XX1 and ends on December 31, 2XX2.

2.    Calculate Average Per Share Closing Price at the beginning of the Performance Period.

    On the ex-dividend date occurring on December 28, 2XX0, assume that the dividend of $0.20 paid on one share is reinvested. Compute an adjusted Average Per Share Closing Price for the five trading days during the 10-day period ending January 1, 2XX1.

Trading Day	Closing Price	Dividend Paid	Shares Purchased	Accumulated Shares	Total Accumulated Value
12/23/2XX0	$15.34			1.000	$15.34
12/27/2XX0	$15.41			1.000	$15.41
12/28/2XX0	$14.80	$0.20	0.0135	1.0135	$15.00
12/29/2XX0	$15.13			1.0135	$15.33
12/30/2XX0	$14.88			1.0135	$15.08
Average Per Share Closing Price with Dividends Reinvested					$15.23

3.    Calculate Accumulated Shares During the Performance Period.

    On each ex-dividend date during the Performance Period, assume that the dividend of $0.20 paid on one share is reinvested, and the fractional share is added to the 1.0135 accumulated shares determined during the initial averaging period.

Ex-Dividend Date	Closing Price	Dividend Paid	Shares Purchased	Accumulated Shares
03/28/2XX1	$15.97	$0.20	0.0125	1.0260
06/28/2XX1	$16.13	$0.20	0.0124	1.0384
09/28/2XX1	$16.69	$0.20	0.0120	1.0504
12/28/2XX1	$16.36	$0.20	0.0122	1.0626
03/28/2XX2	$17.20	$0.20	0.0116	1.0742
06/28/2XX2	$19.43	$0.20	0.0103	1.0845
09/27/2XX2	$18.85	$0.20	0.0106	1.0951
12/27/2XX2	$19.20	$0.20	0.0104	1.1055

MSU Form

4.    Calculate Average Per Share Closing Price at the end of the Performance Period.

    On the ex-dividend date occurring on December 28, 2XX2, assume that the dividend of $0.20 paid on one share is reinvested, and the fractional share is added to the 1.0951 accumulated shares determined through the last ex-dividend date prior to the final averaging period. Compute an adjusted Average Per Share Closing Price for the six trading days during the 10-day period ending December 31, 2XX2.

Trading Day	Closing Price	Dividend Paid	Shares Purchased	Accumulated Shares	Total Accumulated Value
12/23/2XX2	$19.01			1.0951	$20.82
12/24/2XX2	$18.94			1.0951	$20.74
12/26/2XX2	$19.12			1.0951	$20.94
12/27/2XX2	$19.20	$0.20	0.0104	1.1055	$21.23
12/30//2XX2	$19.17			1.1055	$21.19
12/31/2XX2	$19.22			1.1055	$21.25
Average Per Share Closing Price with Dividends Reinvested					$21.03

PROS Holdings, Inc.
MARKET STOCK UNITS AWARD AGREEMENT
(U.S. Participants)

    PROS Holdings, Inc. (the “Company”) has granted to the Participant named in the Notice of Grant of Market Stock Units (the “Grant Notice”) to which this Market Stock Units Award Agreement (this “Award Agreement”) is attached an Award consisting of Market Stock Units (the “Units”) subject to the terms and conditions set forth in the Grant Notice and this Award Agreement. The Award has been granted pursuant to the PROS Holdings, Inc. 2017 Equity Incentive Plan (the “Plan”), as amended to the Grant Date, the provisions of which are incorporated herein by reference.
1.The Award.

The Company hereby awards to the Participant the Target Number of Units set forth in the Grant Notice, which, depending on the extent to which a Performance Goal (as described by Plan) is attained during the Performance Period, may result in the Participant earning as little as zero (0) Units or as many as the Maximum Number of Units. Subject to the terms of this Award Agreement and the Plan, each Unit, to the extent it is earned and becomes an Earned Unit, represents a right to receive on the Settlement Date (or other date provided herein) one (1) share of Stock or, at the discretion of the Committee, the Fair Market Value thereof in cash. Unless and until a Unit has been determined to be an Earned Unit, the Participant will have no right to settlement of such Units. Prior to settlement of any Earned Units, such Units will represent an unfunded and unsecured obligation of the Company.

2.Definitions and Construction.

2.1    Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Plan.

(a) “Change in Control” means a Change in Control as defined by the Plan, provided that the event constituting the Change in Control also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of the Section 409A Regulations.

(b)    Disabled” means, unless otherwise permitted by the Section 409A Regulations, that the Participant has been determined by the Company to be either:

(i)    unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(ii)    by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.

(c)    “Qualifying Termination” means the Participant’s Separation from Service within one hundred twenty (120) days before the consummation of a Change in Control or eighteen (18) months after a Change in Control, which separation results from either (i) the Participating Company Group’s involuntary termination of the Participant’s Service without Cause or (ii) the Participant’s voluntary termination of Service after a reduction of the Participant’s base salary by fifteen percent (15%) or more without the Participant’s express written consent, provided that the Participant has provided written notice to the Company of such

MSU Form

reduction in base salary within sixty (60) days following such reduction and the Company has failed to cure such reduction within thirty (30) days following the date of such written notice.

(d)    “Retirement” means that the Participant’s Service is voluntarily terminated by the Participant upon satisfaction of all of the following conditions as of the date of the Participant’s Separation from Service:
(i)    The Participant has been in continuous Service with the Participating Company Group for a period of not less than five (5) years;

(ii)    the Participant has accumulated a combination of at least sixty-five (65) retirement points, determined by the sum of the Participant’s attained age in years and the number of full years of the Participant’s continuous Service with the Participating Company Group;

(iii)    the Participant provided the Company with at least twelve (12) months’ advance written notice of the Participant’s intention to retire;

(iv)    the Participant has been determined by the Company, in its reasonable discretion, to have successfully participated in the succession and transition of the Participant’s duties with the Participating Company Group; and

(v)    the Participant has executed and allowed to become irrevocable on or before the sixtieth (60th) day following the date of Retirement a general release of claims against the Participating Company Group, its officers, directors, employees and affiliates in a form provided by the Company.

(e)    "Section 409A Regulations” mean the Treasury Regulations issued pursuant to Section 409A.

(f)     "Separation from Service” means the Participant’s separation from service within the meaning of the Section 409A Regulations.

2.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Award Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.Measurement of Performance Measure.

The components of Performance Measure shall be determined for the Performance Period in accordance with the following:

3.1    “Company Total Stockholder Return” means the percentage point increase or decrease in (a) the Average Per Share Closing Price for the 15 calendar day period ending on the last day of the Performance Period over (b) the Average Per Share Closing Price for the 15 calendar day period ending on the first day of the Performance Period.

3.2    "Average Per Share Closing Price” means the average of the daily closing prices per share of Stock as reported on the New York Stock Exchange for all trading days falling within an applicable 15 calendar day periods described in Section 3.1. The Average Per Share Closing Price shall be adjusted in each case to reflect an assumed reinvestment, as of the applicable ex-dividend date, of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to stockholders, as applicable, during the 15 calendar day period ending on the first day of the

Performance Period and during the Performance Period. The method of adjustment of the Average Per Share Closing Price to reflect the assumed reinvestment of cash dividends and other cash distributions to stockholders is illustrated in Appendix B to the Grant Notice.

3.3    “Benchmark Index Total Return” means the percentage point increase or decrease in (a) the Average Closing Index Value for the 15 calendar day period ending on the last day of the Performance Period over (b) the Average Closing Index Value for the 15 calendar day period ending on the first day of the Performance Period.

3.4    “Average Closing Index Value” means the average of the daily closing index values of the Benchmark Index for all trading days falling within an applicable 15 calendar day period described in Section 3.3.

4.Committee Certification of Earned Units.

4.1    Level of Performance Measure Attained. As soon as practicable following completion of the Performance Period, but in any event no later than the Settlement Date, the Committee shall certify in writing the level of attainment of the Performance Measure during the Performance Period, the resulting Relative Return Factor and the number of Units which have become Earned Units.

4.2    Adjustment for Leave of Absence or Part-Time Work. Unless otherwise required by law or Company policy, if the Participant takes one or more unpaid leaves of absence in excess of thirty (30) days in the aggregate during the Performance Period, the number of Units which would otherwise become Earned Units shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on an unpaid leave of absence. Unless otherwise required by law or Company policy, if the Participant commences working on a part-time basis during the Performance Period, the Committee may, in its discretion, reduce on a pro rata basis (reflecting the portion of the Performance Period worked by the Participant on a full-time equivalent basis) the number of Units which would otherwise become Earned Units, or provide that the number of Units which would otherwise become Earned Units shall be reduced as provided by the terms of an agreement between the Participant and the Company pertaining to the Participant’s part-time schedule.

5.Company Reacquisition Right.

5.1    Grant of Company Reacquisition Right. In the event that the Participant’s Service terminates for any reason other than due to death, having become Disabled, Qualifying Termination or Retirement, all as set forth below, the Participant shall immediately forfeit and the Company shall automatically reacquire all Units, whether determined to be Earned Units or not, for which the Settlement Date has not yet occurred as of the time of such termination, and the Participant shall not be entitled to any payment therefor (such forfeiture being referred to as the “Company Reacquisition Right”).

(a)    Death or Disability. In the event that the Participant dies or becomes Disabled (without regard to whether or not the Participant has experienced a Separation from Service), none of the Units that have not previously been settled shall be subject to the Company Reacquisition Right and instead (i) the number of Earned Units, if not previously determined in accordance with Section 9, shall be determined as if the Performance Period ended on the date of such death or Disability and (ii) the number of Earned Units so determined shall be settled in full in accordance with Section 6 within sixty (60) days following the date of such death or disability on a date determined solely by the Company.

(b)    Qualifying Termination. In the event of the Participant’s Qualifying Termination and provided that the Participant has executed and allowed to become irrevocable on or before the sixtieth (60th) day following the date of such separation a general release of claims against the Participating Company Group, its officers, directors, employees and affiliates in a form provided by the Company, none of the Units that have not previously been settled shall be subject to the Company Reacquisition Right and instead (i)  the number of Earned Units shall be determined in accordance with Section 9.1(a) or Section 9.2, as applicable, and (ii) the number of Earned Units so determined shall be settled in accordance with Section 9.1(b) or Section 9.2, as applicable, or, if later, on the sixtieth (60th) day following the date of Qualifying Termination.

(c)    Retirement. In the event of the Participant’s Retirement twenty-four (24) months or less before the Settlement Date (the “Post-Retirement Period”), none of the Units that have not previously been settled, if any, shall be subject to the Company Reacquisition Right, and instead (i) the number of Earned Units shall be determined upon completion of the Performance Period (or in accordance with Section 9, if applicable) as if the Participant’s Service continued until the Settlement Date and (ii) the number of Earned Units so determined shall be settled in full on the Settlement Date or in accordance with Section 9, if applicable, or, if later, on the sixtieth (60th) day following the Retirement date; provided, however, that if the Participant breaches any of the Post-Retirement Covenants set forth in Section 5.2, then the Participant shall forfeit and the Company shall automatically reacquire all Units, whether determined to be Earned Units or not, for which the Settlement Date has not yet occurred as of the time of such breach. If the Participant’s Retirement occurs more than twenty-four (24) months prior to the Settlement Date, then all Units, regardless of whether or not they would be Earned Units and regardless of the earlier occurrence of a Change in Control, shall be immediately forfeited pursuant to the Company Reacquisition Right and the Participant shall not be entitled to any payment therefor.

5.2    Post-Retirement Covenants. The Participant acknowledges that the confidential information, special training, and/or other knowledge the Participant has and will receive through the Participant’s Service and at the Company’s expense relates to the Company’s business interests and would benefit both the Company’s competitors and the Company after the Participant’s Retirement. The Participant recognizes a just purpose in the Company protecting such investments and interests, including through avoiding, for a limited time, competition by former employees trained with and/or given special knowledge, contacts, and/or experience by the Company. During the period ending on the earlier of (a) the Settlement Date occurring during the Post-Retirement Period or (b) the date occurring twenty-four (24) months following the date of the Participant’s Retirement, and in consideration of receiving Confidential Information and specialized training and knowledge, the Participant shall not (i) directly or indirectly engage in employment, including self-employment, that involves the Participating Company Group’s product lines, services and business interests during or as of the end of the Participant’s Service with the Participating Company Group, or (ii) solicit or encourage any customer or prospect of the Participating Company, with whom the Participant had contact during the twelve (12) months preceding the termination of the Participant’s Service, to terminate or diminish its relationship with the Participating Company Group (together, the “Post-Retirement Covenants”). The Participant acknowledges and agrees that the foregoing restrictions are no broader than necessary to protect the Participating Company Group’s goodwill and/or legitimate business interests. In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Section 5.2 is unenforceable, the restrictions under this Section will be modified to the extent required to render them valid and enforceable.

5.3    Ownership Change Event, Non-Cash Dividends, Distributions and Adjustments. Upon the occurrence of an Ownership Change Event, a dividend or distribution to the stockholders of the Company paid in shares of Stock or other property, or any other adjustment upon a change in the capital structure of the Company as described in Section 10, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends paid on Stock pursuant to the Company’s dividend policy, which shall be treated in accordance with Section 3.2) to which the Participant is entitled by reason of the Participant’s ownership of Units shall be immediately subject to the Company Reacquisition Right and included in the terms “Units” for all purposes of the Company Reacquisition Right with the same force and effect as the Units immediately prior to the Ownership Change Event, dividend, distribution or adjustment, as the case may be.

6.Settlement of the Award.

6.1    Issuance of Shares of Common Stock or Cash Equivalent. Except as otherwise provided by this Award Agreement, the Company shall issue to the Participant on the Settlement Date with respect to each Earned Unit to be settled on such date one (1) share of Stock. Shares issued in settlement of Earned Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 6.3. At the discretion of the Committee, payment with respect to all or any portion of the Earned Units may be made in a lump sum cash payment in an amount equal to the Fair Market Value, determined as of the Settlement Date, of the shares of Stock or other securities or property otherwise issuable in settlement of such Earned Units.

6.2    Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with a Company-designated brokerage firm or, at the Company’s discretion, any other broker with which the Participant has an account relationship of which the Company has notice any or all shares acquired by the Participant pursuant to the settlement of the Award. Except as provided by the preceding sentence, a certificate for the shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the Participant’s Heirs.

6.3    Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of U.S. federal, state or foreign law with respect to such securities. No shares may be issued hereunder if the issuance of such shares would constitute a violation of any applicable U.S. federal, state or foreign securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. Further, regardless of whether the transfer or issuance of the shares to be issued pursuant to the Units has been registered under the Securities Act or has been registered or qualified under the securities laws of any State, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any State, or any other law.

6.4    Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Award.

7.Tax Withholding and Advice.

7.1    In General. Subject to Section 7.2, at the time the Grant Notice is executed, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the U.S. federal, state, and local taxes and (if applicable) taxes imposed by jurisdictions outside of the United States (including income tax, social insurance contributions, payment on account and any other taxes) and required by law to be withheld with respect to any taxable event arising as a result of the Participant’s participation in the Plan (referred to herein as “Tax-Related Items”).

7.2    Withholding of Taxes. The Company or any other Participating Company, as appropriate, shall have the authority and the right to deduct or withhold, or require the Participant to remit to the applicable Participating Company, an amount sufficient to satisfy applicable Tax-Related Items or to take such other action as may be necessary in the opinion of the applicable Participating Company to satisfy such Tax-Related Items (including hypothetical withholding tax amounts if the Participant is covered under a Company tax equalization policy). In this regard, the Participant authorizes the applicable Participating Company or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)    withholding from the Participant’s wages or other cash compensation paid to the Participant by the applicable Participating Company; or

(b)    withholding from proceeds of the sale of shares acquired upon vesting and settlement of the Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or

(c)    withholding in shares to be issued upon vesting and settlement of the Units; or

(d)    direct payment from the Participant.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Participant is covered by a Company tax equalization policy, the Participant agrees to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy. Finally, the Participant shall pay to the applicable Participating Company any amount of Tax-Related Items that the Participating Company may be required to withhold as a result of his or her participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares that may be issued in connection with the settlement of the Units if the Participant fails to comply with his or her Tax-Related Items obligations.

7.3    Tax Advice. The Participant represents, warrants and acknowledges that the Company has made no warranties or representations to the Participant with respect to the income tax consequences of the transactions contemplated by this Award Agreement, and the Participant is in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences. THE PARTICIPANT UNDERSTANDS THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE PARTICIPANT SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE UNITS. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.

8.Authorization to Release Necessary Personal Information.

The Participant hereby authorizes and directs the Participant’s employer to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding the Participant’s Service, the nature and amount of the Participant’s compensation and the fact and conditions of the Participant’s participation in the Plan (including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of shares held and the details of all Units or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing the

Participant’s participation in the Plan. The Participant understands that the Data may be transferred to the Company or any other Participating Company, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a brokerage firm or other third party assisting with administration of the Award or with whom shares acquired upon settlement of this Award or cash from the sale of such shares may be deposited. The Participant acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of the Participant’s residence. Furthermore, the Participant acknowledges and understands that the transfer of the Data to the Company or any of other Participating Company, or to any third parties is necessary for Participant’s participation in the Plan. The Participant may at any time withdraw the consents herein, by contacting the Company’s stock administration department in writing. The Participant further acknowledges that withdrawal of consent may affect the Participant’s ability to realize benefits from the Award, and the Participant’s ability to participate in the Plan.

9.Change in Control.

In the event of a Change in Control occurring prior to the Settlement Date, this Section 9 shall determine the treatment of the Units.

9.1    Effect of Change in Control Prior to Completion of Performance Period. In the event of a Change in Control prior to completion of the Performance Period, the Performance Period shall instead be deemed to end on the day immediately preceding the Change in Control (the “Adjusted Performance Period”). The number of Earned Units and the settlement of those Earned Units shall be determined for the Adjusted Performance Period in accordance with the following:

(a)    Determining Number of Earned Units. In the Committee’s determination of the number of Earned Units for the Adjusted Performance Period, the following modifications shall be made to the components of the Relative Return Factor:

(i)    The Company Total Stockholder Return shall be determined as provided by Section 3.1, except that the Average Per Share Closing Price for the 15 calendar day period ending on the last day of the Adjusted Performance Period shall be replaced with the price per share of Stock to be paid to the holder thereof in accordance with the definitive agreement governing the transaction constituting the Change in Control (or, in the absence of such agreement, the closing price per share of Stock as reported on the New York Stock Exchange for the last trading day of the Adjusted Performance Period), adjusted to reflect an assumed reinvestment, as of the applicable ex-dividend date, of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to stockholders during the Adjusted Performance Period, as illustrated in Section 3.2.

(ii)    The Benchmark Index Total Return shall be determined as provided by Section 3.3, except that for the purposes of clause (a) thereof, the Average Closing Index Value shall be determined for the 15 calendar day period ending on the last day of the Adjusted Performance Period.

(b)    Settlement of Earned Units. As of the last day of the Adjusted Performance Period and provided that the Participant’s Service has not terminated prior to such date other than by reason of a Qualifying Termination or Retirement, a portion of the Earned Units determined in accordance with Section 9.1(a) shall be settled (the “Accelerated Units”), with such portion determined by multiplying the total number of Earned Units by a fraction, the numerator of which equals the number of days contained in the Adjusted Performance Period and the denominator of which equals the number of days contained in the original Performance Period determined without regard to this Section. The Accelerated Units shall be settled in accordance with Section 6 immediately prior to the consummation of the Change in Control (or if later, on the sixtieth (60th) day following the date of a Qualifying Termination or Retirement occurring prior to the Change in Control). That portion of the Earned Units determined in accordance with Section 9.1(a) in excess of the number of Accelerated Units (the “Nonaccelerated Earned Units”) shall be settled on the Settlement Date (or if later, on the sixtieth (60th) day following the date of a Qualifying Termination or Retirement occurring prior to the Settlement Date), provided that the Participant’s Service has not terminated prior to such Settlement Date (other than by reason of a Qualifying Termination or Retirement). Payment for each Nonaccelerated Earned Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock).

9.2    Effect of Change in Control After Completion of Performance Period but Prior to Settlement Date. In the event of a Change in Control upon or after completion of the Performance Period but prior to the Settlement Date, the number of Earned Units determined in accordance with Section 4 shall be settled in accordance with Section 6 on the Settlement Date (or, if later, on the sixtieth (60th) day following the date of a Qualifying Termination or Retirement occurring prior to the Settlement Date), provided that payment for each Earned Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock).

10.Adjustments for Changes in Capital Structure.

The number of Units awarded pursuant to this Award Agreement is subject to adjustment as provided in Section 4.3 of the Plan. Upon the occurrence of an event described in Section 4.3 of the Plan, any and all new, substituted or additional securities or other property to which a holder of a share issuable in settlement of the Award would be entitled shall be immediately subject to the Award Agreement and included within the meaning of the terms “shares” and “Stock” for all purposes of the Award. The Participant shall be notified of such adjustments and such adjustments shall be binding upon the Company and the Participant.

11.No Entitlement or claims for compensation.

11.1    The Participant’s rights, if any, in respect of or in connection with the Units are derived solely from the discretionary decision of the Company to permit the Participant to participate in the Plan and to benefit from a discretionary Award. By accepting the Units, the Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Units or other Awards to the Participant. The Units are not intended to be compensation of a continuing or recurring nature, or part of the Participant’s normal or expected compensation, and in no way represents any portion of the Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

11.2    Neither the Plan nor the Units shall be deemed to give the Participant a right to remain an Employee, Director or Consultant of the Company or any other Participating Company. The Participating Company Group reserves the right to terminate the Service of the Participant at any time, with or without cause, and for any reason, subject to applicable laws, the Company’s Certificate of Incorporation and Bylaws and a written employment agreement (if any), and the Participant shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan, the Units or any other outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

12.Rights as a Stockholder.

The Participant shall have no rights as a stockholder with respect to any shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, dividend equivalents, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 10.

13.Miscellaneous Provisions.

13.1    Amendment. The Committee may amend this Award Agreement at any time; provided, however, that no such amendment may adversely affect the Participant’s rights under this Award Agreement without the consent of the Participant, except to the extent such amendment is necessary to comply with applicable law. No amendment to this Award Agreement shall be effective unless in writing.

13.2    Nontransferability of the Award. Prior to the issuance of shares on the applicable Settlement Date, no right or interest of the Participant in the Award nor any shares issuable on settlement of the Award shall be in any manner pledged, encumbered, or hypothecated to or in favor of any party other than the Company or shall become subject to any lien, obligation, or liability of such Participant to any other party other than the Company. Except as otherwise provided by the Committee, no Award shall be assigned, transferred or otherwise disposed of other than by will or the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

13.3    Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Award Agreement.

13.4    Binding Effect. This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

13.5    Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address maintained for the Participant in the Company’s records or at the address of the local office of the Company or of any other Participating Company at which the Participant works. A notice shall be deemed effectively given upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid.

13.6    Electronic Delivery and Signature.

(a)    The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Award Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, if permitted by the Company, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, delivery via e-mail or such other means of electronic delivery specified by the Company. Any and all such documents may be electronically signed.

(b)    The Participant acknowledges that the Participant has read Section 13.6(a) and consents to the electronic delivery of the Plan documents and, if permitted by the Company, the delivery of the Grant Notice, as described in Section 13.6(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section  13.6(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. The Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 13.6(a). Finally, the Participant agrees that any and all Plan documents requiring a signature may be electronically signed and that such electronic signature shall have the same effect as handwritten signature for the purposes of validity, enforceability and admissibility.

13.7    Integrated Agreement. The Grant Notice, this Award Agreement, and the Units evidenced hereby (i) are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, and (ii) constitute the entire agreement between the Participant and the Company on the subject matter hereof and supersede all proposals, written or oral, and all other communications between the parties related to the subject matter. To the extent contemplated herein or therein, the provisions of the Grant Notice, this Award Agreement and the Plan shall survive any settlement of the Award and shall remain in full force and effect.

13.8    Governing Law. The interpretation, performance and enforcement of this Award Agreement shall be governed by the laws of the State of Texas, U.S.A. without regard to the conflict-of-laws rules thereof or of any other jurisdiction.

13.9    Section 409A.

(a)    Compliance with Section 409A. This Award is intended to provide for nonqualified deferred compensation that complies with all requirements of Section 409A. Notwithstanding any other provision of the Plan, this Award Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that the Units comply with Section 409A.

(b)    Separation from Service; Required Delay in Payment to Specified Employee. Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Participant’s termination of Service which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until the Participant has incurred a Separation from Service. Furthermore, to the extent that the Participant is a “specified employee” within the meaning of Section 409A as of the date of the Participant’s Separation from Service, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s Separation from Service shall paid to the Participant before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of the Participant’s Separation from Service or, if earlier, the date of the Participant’s death following such Separation from Service.

All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(c)    Other Changes in Time of Payment. Neither the Participant nor the Company shall take any action to accelerate or delay the payment of any benefits under this Award Agreement in any manner which would not be in compliance with the Section 409A Regulations.

(d)    Amendments to Comply with Section 409A; Indemnification. Notwithstanding any other provision of this Award Agreement to the contrary, the Company is authorized to amend this Award Agreement, to void or amend any election made by the Participant under this Award Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with the Section 409A Regulations without prior notice to or consent of the Participant. The Participant hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Participant in connection with the Award, including as a result of the application of Section 409A.

(e)    Advice of Independent Tax Advisor. The Company has not obtained a tax ruling or other confirmation from the Internal Revenue Service with regard to the application of Section 409A to the Award, and the Company does not represent or warrant that this Award Agreement will avoid adverse tax consequences to the Participant, including as a result of the application of Section 409A to the Award. The Participant hereby acknowledges that he or she has been advised to seek the advice of his or her own independent tax advisor prior to entering into this Award Agreement and is not relying upon any representations of the Company or any of its agents as to the effect of or the advisability of entering into this Award Agreement.

13.10    Administration. The Committee shall have the power to interpret the Plan, the Grant Notice and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Grant Notice, this Award Agreement or the Units.

13.11    Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.12    Severability. If any provision of this Award Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Award Agreement shall be deemed valid and enforceable to the full extent possible.

13.13    Relocation Outside the United States. If the Participant relocates to a country outside the United States, the Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Units and on any shares acquired under the Plan, to the extent the Company determines necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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